EXHIBIT 99.1
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ACCESS NEWS

Contact: Company                                                                                                                                                                                                                               Contact: Investor Relations
Stephen B. Thompson                                                                                                                                                                                      Donald C. Weinberger/Alisa Steinberg (media)
Vice President, Chief Financial Officer                                                                                                                                                                    Wolfe Axelrod Weinberger Assoc. LLC
Access Pharmaceuticals, Inc.                                                                                                                                                                                                                                   (212) 370-4500
(214) 905-5100
                                                                                                                                                                                                      Andrew Hellman, CEOcast, Inc. for Access Pharmaceuticals
                                                                                                                                                                                                                                                                                        (212) 732-4300

ACCESS PHARMACEUTICALS CLOSES ACQUISITION OF SOMANTA PHARMACEUTICALS

- Acquisition of Four Potent Anti-cancer Products Fills Out Robust Pipeline -

DALLAS, TX, January 7, 2008, Access Pharmaceuticals, Inc. (OTC BB: ACCP) announced today that it has closed the acquisition of Somanta Pharmaceuticals, Inc. (OTC BB: SMPM) through the issuance of 1.5 million shares of Access Pharmaceuticals’ common stock, as previously announced. Somanta’s broad portfolio of drug candidates features four novel anti-cancer compounds in development, each of which acts by a unique mechanism of action and has the potential to target a wide range of different cancer types. The Somanta product candidate portfolio includes Angiolix, a humanized monoclonal antibody with a unique target, Prodrax, a novel prodrug and platform technology that enables compounds to reach the hypoxic region of tumors, Alchemix, a multi-target inhibitor that is specifically designed to be effective against cancer cells resistant to conventional chemotherapy, and sodium phenylbutyrate, an HDAC inhibitor, that is currently in Phase 2 clinical development.

Additionally, it is anticipated that select members of Somanta’s management team who have established track records of guiding compounds through the FDA and EMEA approval processes will join the Access team.

“The acquisition of Somanta brings four very exciting product candidates and one platform technology into the Access pipeline, and we look forward to advancing them towards clinical development this year,” stated Jeffrey B. Davis, Access’ Chairman and CEO. “Together with the ongoing development efforts with ProLindac and the Cobalamin oral insulin programs, we feel that the Somanta product candidates position us very well for the next few years. In addition to internal development of these products, we are actively seeking development and marketing partners for our products, both domestically and overseas.”

About Angiolix®:  Angiolix is a humanized monoclonal antibody (huMc-3 mAB) that is unique in that its proprietary target is a protein known as lactadherin. Lactadherin is a potent stimulator of angiogenesis, promoting the growth of new blood vessels to support tumor growth. Angiolix, by blocking lactadherin (by inhibiting the binding of Lactadherin to integrin), has the potential to induce programmed cell death, or apoptosis, in blood vessels that support tumors.

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Access Pharmaceuticals, Inc.

About Prodrax®:  Prodrax is a novel prodrug platform technology that enables compounds to remain inert until they reach the hypoxic or low oxygen regions of tumors, where they become toxic and enable effective tumor killing.

About Alchemix®:  Alchemix is a chloroethylaminoanthraquinone, a multi-target inhibitor specifically designed to overcome the problem of multi-drug resistance. Pre-clinical studies have been completed, and a Phase 1 dose-escalating trial is expected to commence in late 2008.

About Phenylbutyrate:  Sodium phenylbutyrate (PB), an HDAC inhibitor, has been investigated in multiple Phase 1/2 NIH and clinician-sponsored trials, and is currently approved by the FDA for the treatment of hyperuremia, a pediatric orphan indication. PB has a well known safety profile, and is currently in the Phase 2 development by Access’ US partner, Virium Pharmaceuticals, Inc.

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About Access: Access Pharmaceuticals, Inc. is a biotechnology company that leverages its proprietary nano-polymer chemistry expertise to develop proprietary products. Access' products include ProLindac™, a novel DACH platinum drug that is currently in Phase 2 clinical testing of patients with ovarian cancer and MuGard™ for the management of patients with mucositis. The Company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visti our website at http://www.accesspharma.com.

About ProLindac™:  ProLindac is a novel DACH platinum prodrug which has been shown to be active in a wide variety of solid tumors in both preclinical models and in human trials. Access believes that ProLindac’s unique molecular design potentially could eliminate some of the toxic side effects seen in the currently marketed DACH platinum, Eloxatin, which has sales in excess of $2 billion.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: clinical trial plans and timelines and clinical results for ProLindac and the product candidates acquired in the Somanta transaction, the execution of license agreements in the future and our ability to execute development agreements in the future. These statements are subject to numerous risks, including but not limited Access’ need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in Access’ and Somanta’s Annual Reports on Form 10-KSB and other reports filed by Access and Somanta with the Securities and Exchange Commission.

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